Allergan, Inc.

Filed Pursuant to Rule 433

Registration Statement No 333-157613

Dated September 7, 2010

PRICING TERM SHEET

This term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement, dated September 7, 2010 and the accompanying prospectus (including the documents incorporated by reference) relating to these securities.

3.375% Notes due 2020

Issuer:	Allergan, Inc.
Ratings:	Moody’s: A3 (stable) / S&P: A+ (stable) / Fitch: A- (positive)
Format:	SEC Registered
Ranking:	Senior Unsecured
Offering Size:	$650,000,000
Trade Date:	September 7, 2010
Settlement Date:	September 14, 2010 (T+5)
Maturity Date:	September 15, 2020
Interest Payment Dates:	Payable semi-annually in arrears on March 15 and September 15
First Pay Date:	March 15, 2011
Treasury Benchmark:	UST 2.625% due August 15, 2020
UST Spot (PX / Yield):	100-04 / 2.611%
Re-offer Spread to UST:	80bps
Re-offer Yield to Maturity:	3.411%
Coupon:	3.375%
Issue Price:	99.697%
Net Proceeds to Issuer:	$643,805,500
Day Count Basis:	30 / 360
Make-Whole Call:	Treasury Rate + 15 bps
CUSIP:	018490 AN2
Bookrunners:	Banc of America Securities LLC, Goldman, Sachs & Co., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request them by calling Banc of America Securities LLC toll free at 1-866-500-5408 or Goldman, Sachs & Co. toll free at 1-866-471-2526.